Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A PARTICIPATING PREFERRED STOCK
OF BROCADE COMMUNICATIONS SYSTEMS, INC.
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
     The undersigned, Richard Deranleau, does hereby certify that:
     1. The undersigned is the duly elected and acting Chief Financial Officer and Vice President, Finance of Brocade Communications Systems, Inc., a Delaware corporation (the “Corporation”).
     2. Pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended, on February 9, 2007, the Board of Directors adopted the following resolutions:
     “WHEREAS, none of the authorized shares of Series A Participating Preferred Stock, par value $0.001 per share, of the Corporation (“Series A Preferred Stock”), are outstanding, and none of the authorized shares of Series A Preferred Stock were issued prior to the Final Expiration Date (as defined in that certain Preferred Stock Rights Agreement, dated as of February 7, 2002, as amended to date, between the Corporation and Wells Fargo Bank, MN N.A.) subject to that certain Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on February 12, 2002 (the “Certificate of Designation”).
     RESOLVED: That the Corporation be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock.
     RESOLVED FURTHER: That the proper officers of the Corporation are authorized and directed, for and on behalf of the Corporation and in its name, to execute and file a certificate of elimination relating to the Series A Preferred Stock, and to take such further actions as he may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.”
     I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my own knowledge.
     Executed at San Jose, California on February 12, 2007.

/s/	Richard Deranleau

Richard Deranleau
Chief Financial Officer and Vice President, Finance